Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated April 15, 2026

Registration Statement No. 333-293279

FOLLOW - ON OFFERING OF COMMON STOCK April 2026

Important Notices and Disclaimers

Forward-Looking Statements

This presentation of Southern First Bancshares, Inc. (“Southern First,” “SFST,” or the “Company”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expected financial performance, net interest margin trends, balance sheet positioning, growth opportunities, capital management strategies, anticipated use of proceeds, interest rate sensitivity, pro forma financial information, strategic initiatives and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “continue,” “target,” “potential,” “should,” “could,” and similar expressions.

Forward-looking statements are based on current assumptions and expectations and are subject to significant risks and uncertainties, including changes in interest rates, economic conditions, competitive dynamics, deposit pricing, credit performance, regulatory developments, capital market conditions and other factors described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). Actual results may differ materially from those contemplated by such statements. Pro forma financial information and illustrative analyses included in this presentation are based on assumptions described herein and are presented for informational purposes only. Such information does not represent forecasts or projections of future results and actual outcomes may differ materially. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made.

The Company undertakes no obligation to update any forward-looking statements except as required by law.

Preliminary Unaudited First Quarter 2026 Information

The Company’s unaudited consolidated financial statements as of and for the quarter ended March 31, 2026 are not yet available. The selected preliminary financial information included in this presentation is based solely on management’s estimates and currently available preliminary information and remains subject to the completion of the Company’s financial closing procedures and other customary quarter-end review procedures, including the consideration of subsequent events. This preliminary financial information is not a comprehensive statement of the Company’s financial condition or results of operations for the quarter ended March 31, 2026 and should not be viewed as a substitute for full interim financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company’s actual results may differ from these preliminary estimates, and those differences may be material. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, investors should not place undue reliance on this preliminary information.

Non-GAAP Financial Measures

This presentation contains certain financial measures that are not prepared in accordance with GAAP, including tangible common equity to tangible assets and efficiency ratio. Management believes these measures provide investors with useful supplemental information regarding the Company’s capital strength and performance. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP. Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the appendix to this presentation for the non-GAAP measures presented herein.

Market and Industry Data

Market data and industry information included in this presentation have been obtained from third-party sources and publicly available information believed to be reliable, although the Company has not independently verified such information.

Additional Information

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Neither the SEC nor any state securities commission has approved or disapproved of the securities described herein or determined whether this presentation is accurate or complete. Any representation to the contrary is a criminal offense.

The offering of securities will be made only by means of a prospectus supplement and accompanying base prospectus forming part of an effective registration statement filed with the SEC. Before investing, prospective investors should read the prospectus supplement, the accompanying base prospectus and the documents incorporated by reference therein for more complete information about the Company and the offering. These documents are available without charge at the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus may also be obtained from: Piper Sandler & Co., Attn: Prospectus Department, by Telephone: (800) 747-3924 or Email: prospectus@psc.com or Keefe, Bruyette & Woods, Inc., Attn: Equity Capital Markets, by Telephone: (800) 966-1559 or Email: uscapitalmarkets@kbw.com.

2

Offering Summary Issuer 1) Gross proceeds assuming SFST price per share of $58.53, the closing price as of April 13, 2026; for illustrative purposes onl y 2) Our executive officers and directors are subject to customary lock - up agreements restricting sales of our common stock for 90 da ys following this offering without the prior written consent of Piper Sandler & Co., as representative of the underwriters 3 Exchange / Ticker Underwriters’ Option Lock - Up Use of Proceeds Expected Pricing Date Sole Bookrunner Offering Type Base Shares Offered Co - Manager Southern First Bancshares, Inc. Follow - on Offering of Common Stock 1,050,000 Shares of Common Stock (100% Primary) 15% (100% Primary) The NASDAQ Global Market / SFST General corporate purposes, including supporting organic growth initiatives, providing capital to our bank subsidiary, redeeming or repurchasing outstanding indebtedness, including subordinated debt, and for working capital purposes April 15, 2026 90 days ² Base Offering Size $61.5 million ¹

A Company Overview 4 Relationship Banking with 25+ Years of Service Excellence CORPORATE PROFILE □ Headquartered in Greenville, SC x Founded in 2000 □ Efficient branch footprint in some of the most dynamic markets in the Southeast x 12 branches located in 8 fast - growing Southeast metropolitan markets □ Relationship - driven commercial banking model x Targeted clients include small to medium sized businesses, business owners and professionals x Supported by significant investment in technology □ Focused on organic growth versus M&A □ Simple business model OPERATING MARKETS Greensboro Raleigh Charlotte Charleston Summerville Greenville Columbia Atlanta GEORGIA South Carolina North Carolina

Company Overview Market Data and Financial Snapshot Market Data ¹ Key Financial Metrics ¹ Q4 2025 Financial Highlights □ Diluted EPS of $1.20, up 13% QoQ and 71% YoY □ NIM of 2.72%, up 10bps QoQ and 47 bps YoY □ Total loans ³ of $3.8 billion, up 6% YoY □ Total deposits of $3.7 billion, up 8% YoY □ Retail deposits ⁶ of $3.2 billion, up 10% YoY □ Non - performing assets (“NPAs”) to total assets of 0.32% and past due loans to total loans of 0.14% □ Book value per share of $44.89, up 3% QoQ and 11% YoY □ Zero intangible assets 5 Note: Financial data as of or for the period ended December 31, 2025; market data as of April 13, 2026 1) Not inclusive of the impact of this potential offering 2) Based on consensus Wall Street analyst estimates 3) Excludes loans held for sale 4) Non - GAAP financial metric; see appendix for non - GAAP reconciliation 5) Shown on a tax - equivalent basis; the tax - equivalent adjustment to net interest income adjusts the yield for assets earning tax - exempt income to a comparable yield on a taxable basis 6) Retail deposits defined as total deposits less wholesale deposits; wholesale deposits consist of brokered deposits totaling $552.9 million as of December 31, 2025 Source: S&P Capital IQ Pro $482 Million Market Capitalization 130% Price / Book Value Per Share 10.8x Price / Est. 2026 Diluted Earnings Per Common Share (“EPS”) ² 9.1x Price / Est. 2027 EPS ² $4.4 Billion Total Assets $3.8 Billion Total Loans ³ $3.7 Billion Total Deposits 8.37% Tangible Common Equity / Tangible Assets ⁴ 0.90% MRQ Return on Average Assets 10.77% MRQ Return on Average Equity 2.72% MRQ Net Interest Margin (“NIM”) ⁵ 0.00% LTM Net Charge - offs / Average Loans

Profitability momentum highlighted by continued balance sheet repricing opportunities, improving cost of funds, and efficient delivery model Company Overview 6 Key Investment Highlights Experienced, founder - led management team with 25+ year focus on creating a unique client experience and producing returns for shareholders Strong asset quality results driven by a robust risk management culture and a focus on relationship banking Long track record and demonstrated ability to produce balance sheet growth organically and through de novo market expansion Operating in highly attractive dynamic Southeast metro markets, resulting in scarcity value and a differentiated growth profile

Company Overview Note: Market data as of April 13, 2026 Source: S&P Capital IQ Pro 7 Growth in Shareholder Value Over Time 6)67 .5; 6 3 SFST KRX S&P 500 1-Year 90% 37% 28% 5-Year 19% 11% 66% 10-Year 139% 69% 231% 15-Year 802% 152% 424% Relative Performance

$0.1 $0.1 $0.2 $0.2 $0.3 $0.4 $0.5 $0.6 $0.7 $0.7 $0.7 $0.8 $0.8 $0.9 $1.0 $1.2 $1.3 $1.6 $1.9 $2.3 $2.5 $2.9 $3.7 $4.1 $4.1 $4.4 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Company Overview Compelling Track Record of Organic Growth Through Market Expansion Total Assets ($B) 1999 : Incorporated in Greenville, SC 2004 : Raised $16.4M in common stock to support future growth 2007 : Opened a branch in Columbia, SC 2012 : Opened a branch in Charleston, SC 2017 : Opened a branch in Atlanta, GA and raised $26.4M in common stock 2018 : Opened branches in Summerville, SC and Greensboro, NC 2019 : Raised $23.0M in subordinated debt 2016 : Opened a branch in Raleigh, NC 2021 : Opened a branch in Charlotte, NC Proven track record of successful de novo market expansion; Southern First is not reliant on M&A to support growth 8 2014 : Raised $26.0M in common stock 2026 : Planned retail office opening in Cary, NC

Company Overview 9 Proven Executive Management Team R. Arthur Seaver Jr. Founder & Chief Executive Officer Age: 62 • Chief Executive Officer since founding in 1999 • Over 37 years of banking industry experience • Previously held key leadership positions at Greenville National Bank, managing lending and deposit strategies • Past Chairman of the South Carolina Bankers Association • Past member of the Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council • Bachelor’s degree in Financial Management from Clemson University; graduate of the BAI Graduate School of Community Bank Management • Appointed President in August 2022 • 20 years of banking industry experience • Previously served as the Company’s Chief Banking Officer beginning in March 2019, following a tenure at several large financial institutions including as Regional Vice President at TD Bank • Bachelor’s degree in Business Administration and Economics from Furman University Christian J. Zych Chief Financial Officer Age: 55 Calvin C. Hurst President Age: 44 • Appointed Chief Financial Officer in May 2024 • Over 30 years of experience in the banking industry • Previously served as Director of Corporate Development and Investor Relations at United Community Bank for 15 years • Bachelor’s degree in Finance from Bentley University and Master of Business Administration from Wake Forest University School of Business

Company Overview 10 Talented Senior Leadership Group • Julie Fairchild joined the bank in 2005; has served as Chief Accounting Officer and Principal Accounting Officer since 2024 • Ms. Fairchild holds a Bachelor of Science degree in Accounting from Bob Jones University and is a certified public accountant in the State of South Carolina Julie A. Fairchild Chief Accounting Officer Silvia T. King Chief Human Resources Officer Wes Wilbanks Chief Credit Officer Blair Miller Chief Retail Experience Officer Dave Favela Chief Innovation Officer • Dave Favela served as VP of Strategic Planning for FIS’ Core and Digital Channels division prior to joining Southern First • Mr. Favela is a graduate of Sonoma State University with a Bachelor’s Degree in Finance • Blair Miller has over 20 years of experience, most recently serving as Area Manager and Senior Vice President at Pinnacle Financial Partners • Mr. Miller is a graduate of the University of South Carolina and CBA Executive Banking School • Wes Wilbanks joined the Southern First team in 2021 as Senior Credit Risk Officer • Mr. Wilbanks is a graduate of Palm Beach Atlantic University with a Bachelor’s Degree in Finance and the Graduate School of Banking at LSU • Silvia King has served as Chief Human Resources Officer since March 2018 • Ms. King holds degrees in Psychology and International Marketing from Clemson University and a Master of Human Resources degree from the University of South Carolina

Company Overview 11 Who We Are Our Mission Our mission is to impact lives in the communities we serve Our Culture We focus on the things that matter most: family, community, and teamwork Our Purpose We exist to enable dreams, earn trust, and exceed expectations Relationship driven with a focus on exceptional service and authentic hospitality Embrace technology and the evolution of our industry Committed to organic growth versus M&A Superb at managing risk – credit risk and enterprise risk Highly efficient delivery system – branch light footprint Located in major metro, high - growth Southeastern markets Dedicated to an entrepreneurial, team - focused culture that results in high career satisfaction Utilize a strong relationship mortgage component to augment noninterest income Proven and driven leadership team Lead and operate with wisdom and clarity

A Company Overview 12 Business Model Provides Distinct Competitive Advantages Relationship Model Commercial Real Estate Loans Commercial Business Loans Deposit and Treasury Services Other Consumer Loans Consumer Real Estate and Home Equity Loans Construction Real Estate Loans Relationship Team Client A Business Strategy □ Focus on profitable organic growth in our metro markets □ Provide a distinctive client experience □ Maintain a rigorous risk management infrastructure with an efficient delivery model □ Attract talented banking professionals with a relationship focus x Hired 30 new bankers in the last 4 years; 5 hires YTD in 2026

2025 2026 20 - '26 26 - '31 26 - '31 Year Deposits Population Pop. Change Proj. Pop Proj. HHI Market Entered Offices ($M) (#000s) (%) Change (%) Growth (%) State South Carolina 2000 8 2,782 5,593 9.3 6.1 13.7 Georgia 2017 1 470 11,314 5.6 3.7 11.1 North Carolina 2016 3 405 11,238 7.6 5.1 13.5 MSA Greenville, SC 2000 4 1,777 1,018 9.7 6.6 14.3 Charleston, SC 1 2012 3 705 893 11.7 7.5 13.3 Atlanta, GA 2017 1 470 6,500 6.5 4.2 11.4 Columbia, SC 2007 1 300 882 6.4 4.8 11.9 Raleigh, NC 2016 1 221 1,612 14.0 8.3 13.3 Greensboro, NC 2018 1 128 808 4.0 3.3 12.2 Charlotte, NC 2021 1 56 2,959 11.2 7.2 13.2 Weighted Avg. SFST MSAs 9.5 6.3 13.4 Nationwide Average 3.5 2.6 11.3 49% 19% 13% 8% 6% 3% 2% Greenville, SC Charleston, SC Atlanta, GA Columbia, SC Raleigh, NC Greensboro, NC Charlotte, NC Company Overview Note: Deposit data as of June 30, 2025 1) Charleston MSA includes the city of Summerville, SC, which SFST entered in 2018 Source: S&P Capital IQ Pro 13 Presence in High - growth Metro Markets Deposits by MSA Key Employers in SFST’s Markets

Company Overview

One of Few Remaining Publicly Traded Banks of Our Size in Our Markets

Seven banks headquartered in SFST's markets [1] with total assets between $3 billion and $10 billion, and only four public banks traded on major exchanges [2]

Company	City, State	Total Assets ($M)
Southern BancShares (N.C.), Inc.	Mount Olive, NC	5,579
MetroCity Bankshares, Inc.	Doraville, GA	4,768
Fidelity BancShares (N.C.), Inc	Fuquay-Varina, NC	4,606
HomeTrust Bancshares, Inc.	Asheville, NC	4,546
Southern First Bancshares, Inc.	**Greenville, SC**	**4,403**
Colony Bankcorp, Inc.	Fitzgerald, GA	3,735
First Carolina Financial Services, Inc.	Rocky Mount, NC	3,317

Public Companies Traded on a Major Exchange [2]

Note: Financial information as of December 31, 2025
1) SFST markets defined as Georgia, North Carolina and South Carolina
2) Major exchanges defined as NASDAQCM, NASDAQGM, NASDAQGS, NYSE and NYSEAM
Source: S&P Capital IQ Pro

14

5-Year 2025 2025 Deposit Market 2025 Branch Deposits CAGR Share Rank Institution Count ($M) (%) (%) 1 Truist Financial Corporation 24 3,621 0.9 13.9 2 Wells Fargo & Company 20 3,048 (0.6) 11.7 3 Bank of America Corporation 15 2,547 2.4 9.8 4 The Toronto-Dominion Bank 14 2,501 (2.4) 9.6 5 United Community Banks, Inc. 14 2,059 13.7 7.9 6 SouthState Bank Corporation 12 1,906 6.9 7.3 7 4 1,777 10.6 6.8 8 First Citizens BancShares, Inc. 17 1,547 4.9 6.0 9 Travelers Rest Bancshares, Inc. 10 1,370 9.6 5.3 10 Pinnacle Financial Partners, Inc. 7 691 5.5 2.7 Total in Market 239 $25,997 4.6% 100% Company Overview Note: Deposit data as of June 30, 2025 1) Charleston MSA includes the city of Summerville, SC 2) Raleigh, NC MSA market growth impacted by FCNCA acquisitions Source: S&P Capital IQ Pro 15 Proven Ability to Gain Market Share Greenville, SC MSA – Deposit Market Share Expansion Markets – Deposit Growth CAGRs Charleston, SC ¹ (10 - year) Atlanta, GA (5 - year) Columbia, SC (10 - year) Raleigh, NC (5 - year) Greensboro, NC (5 - year) Charlotte, NC (3 - year) #1 deposit market share in South Carolina for banks with less than $10 billion in assets 21.0 7.4 SFST Market 24.2 4.9 SFST Market 5.4 4.3 SFST Market 25.3 24.0 SFST Market ² 10.3 1.2 SFST Market 46.2 12.4 SFST Market

$21.8 $20.2 $20.9 $20.5 $20.1 $21.1 $22.3 $24.2 $25.1 $27.1 $29.5 $30.1 $17.1 $17.4 $17.3 $17.0 $18.1 $18.6 $18.0 $18.5 $18.8 $19.3 $18.9 $18.4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Total Revenue (excl. mortgage) Noninterest Expense Company Overview 16 Operating Leverage Trends are Improving □ Core revenue ¹ has increased 50% since Q1 2024 □ Revenue momentum is expected to continue through NIM expansion and strong loan growth □ Noninterest expense has increased only 2% since Q1 2024 x Expense management, one of our core competencies, is enabled by our efficient operating model □ Our noninterest expense to average assets ratio has steadily improved Core Revenue and Expense Trends ($M) 1) Defined as net interest income, plus total noninterest income, less mortgage banking income Commentary 2023 2024 2025 +50% 1.68% NIE / Avg. Assets

Company Overview

Substantial Balance Sheet Repricing Opportunities Exist

Commentary

- NIM increased 47 bps versus Q4 2024 and 10 bps versus Q3 2025
- Balance sheet is well-positioned for the current interest rate and business environment
- Non-contractual loan payoffs with rates <6% were $116 million in 2025, which added to the velocity of repricing
- Average yield on new loan production in Q4 2025 was 6.60%
- We are lowering deposit rates opportunistically and expect to benefit from maturities of higher cost CDs
- Average cost of new retail [1] deposits in Q4 2025 was 2.76%

Projected Fixed Rate Loan Repricing <6% [2]



Principal Balance ($M)
Weighted Avg. Rate
$122
$103
$98
$95
$326
$260
3.80%
3.96%
3.92%
3.88%
4.25%
3.68%
Q1 2026
Q2 2026
Q3 2026
Q4 2026
2027
2028

Projected Time Deposit Contractual Maturities



Retail CDs ($M) ³
Wholesale CDs ($M)
Weighted Avg. Rate - Retail CDs ³
Weighted Avg. Rate - Wholesale CDs
4.08%
4.28%
4.10%
4.19%
3.88%
3.80%
3.51%
3.42%
3.06%
2.46%
$149
$148
$114
$122
$105
$103
$36
$70
$1
$29
Q1 2026
Q2 2026
Q3 2026
Q4 2026
Q1 2027

Note: Illustrative of current balance sheet composition and contractual repricing characteristics based on existing asset and liability positions as of December 31, 2025; information derived from the Company's internal asset-liability management analysis and publicly reported balances; the presentation does not reflect any planned balance sheet repositioning actions and does not constitute projections or forecasts of future financial performance; actual results will vary based on interest rate movements, customer behavior and competitive conditions

1) Retail deposits defined as total deposits less wholesale deposits; wholesale deposits consist of brokered deposits totaling $552.9 million as of December 31, 2025
2) Loan repricing estimates include scheduled amortization, prepayments and rate resets
3) Defined as total CDs less wholesale CDs

17

$2,483 $2,926 $3,692 $4,056 $4,088 $4,403 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y $2,143 $2,490 $3,273 $3,603 $3,632 $3,845 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y $228 $278 $295 $312 $330 $369 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y $2,143 $2,564 $3,134 $3,380 $3,436 $3,717 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Total Assets ($M) Total Loans ($M) ¹ 1) Excludes loans held for sale Total Deposits ($M) Common Equity ($M) 18 Financial Highlights Demonstrated Ability to Drive Meaningful Balance Sheet Growth

0.76% 1.75% 0.90% 0.34% 0.38% 0.72% 0.90% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 8.49% 18.64% 10.20% 4.44% 4.84% 8.73% 10.77% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 50.15% 53.83% 58.49% 78.65% 78.54% 63.69% 56.93% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 3.48% 3.45% 3.19% 2.07% 2.06% 2.57% 2.72% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 Return on Average Assets (%) Return on Average Equity (%) 1) Shown on a tax - equivalent basis; the tax - equivalent adjustment to net interest income adjusts the yield for assets earning tax - e xempt income to a comparable yield on a taxable basis 2) Non - GAAP financial metric; see appendix for non - GAAP reconciliation Net Interest Margin - Tax - equivalent (%) ¹ Efficiency Ratio (%) ² 19 Financial Highlights Recent Profitability Improvement Has Been Substantial

Financial Highlights

History of Strong Earnings and Book Value Growth over Long Term

Diluted Earnings per Share ($)



$1.55
$1.94
$1.76
$2.88
$3.58
$2.34
$5.85
$3.61
$1.66
$1.91
$3.72
SFST CAGR: 9.1%
2015Y
2016Y
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Y

Book Value per Share ($)



$14.98
$17.00
$20.37
$23.29
$26.83
$29.37
$35.07
$36.76
$38.63
$40.47
$44.89
SFST CAGR: 11.6%
2015Y
2016Y
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
2025Y

20

Financial Highlights

Net Interest Margin & Net Interest Income

Commentary

- **NIM of 2.72% for Q4 2025, up 47 bps and 10 bps compared to Q4 2024 and Q3 2025, respectively**
- **Average loan yield has improved despite the Fed lowering interest rates, while deposit costs have declined from 2024 levels**
- **Average rate on new loan production remains above the average loan yield (+131 bps for Q4 2025)**
- **Continued NIM improvement is expected; additional interest rate cuts by the Fed would accelerate expansion**

Net Interest Margin Dynamics



NIM [2]
Average Loan Yield
Average Cost of Deposits
4.42%
3.96%
3.98%
4.75%
5.15%
5.28%
5.29%
3.48%
3.45%
3.19%
2.07%
2.06%
2.57%
2.72%
0.63%
0.17%
0.64%
2.72%
3.15%
2.68%
2.50%
2020Y
2021Y
2022Y
2023Y
2024Y
2025Y
Q4 2025

Net Interest Income Sensitivity [1]

Interest Rate Scenario	Change in Net Interest Income from Base
Up 300 basis points	(11.87)%
Up 200 basis points	(7.16)%
Up 100 basis points	(3.28)%
Base	--
Down 100 basis points	2.67%
Down 200 basis points	6.87%
Down 300 basis points	11.52%

Supplemental Yield & Cost Detail

62%
Cycle-to-Date Interest-Bearing Deposit Beta [3]

6.60%
MRQ Average Yield on New Loan Production

2.76%
MRQ Average Cost of New Retail Deposits

1) As of December 31, 2025, this table summarizes the forecasted impact on net interest income using a base case scenario given upward and downward movements in interest rates of 100, 200, and 300 basis points based on forecasted assumptions of prepayment speeds, nominal interest rates and loan and deposit repricing rates
2) Shown on a tax-equivalent basis; the tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis
3) Calculated by dividing the change in the average cost of interest-bearing deposits by the change in the average effective federal funds rate for Q2 2024 to Q4 2025

21

Owner occupied RE 19.2% Non - owner occupied RE 24.9% Construction 1.7% Business 16.0% Real estate 30.0% Home equity 6.5% Construction 0.6% Other 1.1% Commentary □ Well - diversified loan portfolio reflective of the balanced state of our markets □ Owner occupied real estate + business lending make up a larger portion of loans than non - owner occupied real estate □ Consumer portfolio drives expanded relationship opportunities x Average FICO of 757 on consumer real estate □ Loan growth was 6% for 2025, with owner occupied real estate and business contributing ~70% of net growth Loan Portfolio Composition ² Note: Information as of December 31, 2025, unless otherwise noted 1) Bank level financial information shown 2) Excludes loans held for sale CRE and ADC Concentration Ratios ¹ Growth Over Time ($M) ² 22 Financial Highlights Diversified Loan Portfolio 60% 59% 77% 79% 57% 45% 219% 212% 262% 271% 247% 236% 0% 50% 100% 150% 200% 250% 300% 350% 0% 20% 40% 60% 80% 100% 120% 140% 160% 180% 200% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y ADC / Total RBC CRE / Total RBC $2,143 $2,490 $3,273 $3,603 $3,632 $3,845 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Owner occupied RE Non-owner occupied RE Construction Business Real estate Home equity Construction Other Total Loans $3.85 Billion

Non - owner Occupied CRE by Collateral Type Non - owner Occupied Office CRE Detail Note: Information as of December 31, 2025 Financial Highlights Loan Portfolio Detail 23 (Dollars in Millions) Average Weighted Average Collateral Type Loan Size Loan-to-Value Office $1.4 53% Retail $1.6 50% Hotel $7.7 48% Multifamily $2.5 43% (Dollars in Millions) Total Amount Credit Quality Status Outstanding 30+ Days Past Due -- Special Mention -- Substandard Accruing < $0.1 Nonaccruals < $0.1 Office 23.1% Retail 19.5% Hotel 15.1% Multifamily 10.6% Other 31.7% Total NOO CRE $957 Million Medical Office 19.3% Office - Multiple Tenant 60.7% Office - Single Tenant 20.0% Total Office $221 Million

Financial Highlights

Deposit Franchise

Commentary

- **Retail [1] deposit growth was 9.7% for 2025**
  - ✓ Wholesale deposit growth was 0.5% for 2025
- **Emphasis on treasury management services and retail deposit gathering by our relationship bankers**
  - ✓ Additional benefit to fee income from treasury management success
- **Loan-to-deposit ratio [2] decreased 225 bps to 103.5% from year-end 2024 to year-end 2025**
- **Retail [1] deposits comprise 85.1% of total deposits**

Deposit Composition



Time & Out-of-Market, >$250,000 20.9%
Non-Interest Bearing Checking 19.7%
Interest Bearing Checking 11.4%
Time, <$250,000 4.9%
Savings 0.8%
Money Market 42.3%
Total Deposits $3.72 Billion

Loan-to-Deposit Ratio [2]



100.0%
97.1%
104.5%
106.6%
105.7%
103.5%
2020Y
2021Y
2022Y
2023Y
2024Y
2025Y

Growth Over Time ($M)



Time & Out-of-Market, >$250,000
Time, <$250,000
Savings
Money Market
Interest Bearing Checking
Non-Interest Bearing Checking
$3,134
$3,380
$3,436
$3,717
2022Y
2023Y
2024Y
2025Y

Note: Information as of December 31, 2025, unless otherwise noted

1) Retail deposits defined as total deposits less wholesale deposits; wholesale deposits consist of brokered deposits totaling $552.9 million as of December 31, 2025

2) Excludes mortgage loans held for sale

24

Commentary □ 2025 noninterest income grew 8.2% from 2024 to $13.1 million x Driven by increased mortgage banking income and services fees on deposit accounts □ Treasury management platform was the primary driver of 34% growth in service fees versus 2024 □ No planned acquisitions of fee income businesses (e.g., wealth management, insurance, etc.) Composition Over Time ($000) Select Noninterest Income Metrics Mortgage Activity ($M) 25 Financial Highlights Noninterest Income 25.52% 16.31% 8.94% 11.27% 13.00% 11.13% 9.71% 1.14% 0.64% 0.30% 0.25% 0.30% 0.31% 0.28% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 0.00% 5.00% 10.00% 15.00% 20.00% 25.00% 30.00% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 Noninterest Income / Revenue Noninterest Income / Avg. Assets $597 $492 $240 $243 $246 $296 $560 $520 $176 $143 $193 $214 3.60% 2.47% 1.34% 2.17% 2.50% 2.61% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% $0 $100 $200 $300 $400 $500 $600 $700 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Mortgages Closed Loans Sold Gain on Sale (%) $27,353 $17,101 $9,580 $9,860 $12,141 $13,138 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Other Bank Owned Life Insurance ATM/Debit Card Fees Service Fees Mortgage Banking

$53,744 $56,430 $62,933 $68,827 $73,326 $75,534 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Compensation and benefits Occupancy Outside serv. / Data costs Insurance Professional fees Other Commentary □ 2025 noninterest expense increased 3.0% from 2024 to $75.5 million x NIE / avg. assets declined to 1.68% for Q4 2025 □ Efficient business model supports the delivery of positive operating leverage x Revenue improvements outpacing incremental investment in people and technology □ Opportunistic approach to hiring; targeting top talent in the right markets at the right time □ Cary, NC retail office expected to open in late 2026 Composition Over Time ($000) 1) Retail deposits defined as total deposits less wholesale deposits; wholesale deposits consist of brokered deposits totaling $ 552 .9 million as of December 31, 2025 2) Non - GAAP financial metric; see appendix for non - GAAP reconciliation Select Noninterest Expense Metrics 26 Financial Highlights Noninterest Expense Deposits per Branch ($M) 2.24% 2.11% 1.95% 1.75% 1.79% 1.78% 1.68% 50.15% 53.83% 58.49% 78.65% 78.54% 63.69% 56.93% 0.00% 10.00% 20.00% 30.00% 40.00% 50.00% 60.00% 70.00% 80.00% 90.00% 100.00% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Q4 2025 Noninterest Expense / Avg. Assets Efficiency Ratio ² $195 $214 $262 $282 $286 $310 $193 $214 $241 $250 $240 $264 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Total Deposits per Branch Retail Deposits per Branch ¹

Commentary □ NPAs / assets of 0.32% at December 31, 2025, and NCOs / average loans of 0.00% for 2025 x Majority of NPAs consist of a single senior housing relationship □ Commercial criticized and classified loans equal 0.72% and 0.27% of loans, respectively □ Granular loan portfolio with an average loan size of $382 thousand x Top 10 lending relationships represented $288 million, or 7.5% of total loans □ Average loan - to - value of 57% on non - O.O. CRE NPAs / Assets (%) ¹ Note: Information as of December 31, 2025, unless otherwise noted 1) NPAs / Assets = (Nonaccrual Loans + OREO) / Total Assets ACL / Gross Loans (%) NCOs / Average Loans (%) Financial Highlights Asset Quality 27 $9.2 $4.9 $2.6 $4.0 $10.9 $14.1 0.37% 0.17% 0.07% 0.10% 0.27% 0.32% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Non-performing Assets ($M) NPAs / Assets (%) $44.1 $30.4 $38.6 $40.7 $39.9 $42.3 2.06% 1.22% 1.18% 1.13% 1.10% 1.10% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 $80.0 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Allowance for Credit Losses ($M) ACL / Loans (%) $2.1 $1.3 ($1.4) $0.2 $1.3 $0.1 0.10% 0.06% (0.05%) 0.00% 0.04% 0.00% 2020Y 2021Y 2022Y 2023Y 2024Y 2025Y Net Charge-offs ($M) NCOs / Average Loans (%)

Financial Highlights

Capital & Contingency Funding Overview

Commentary

- **Regulatory capital ratios have increased as profitability has improved**
- **$11.5 million of subordinated notes due 2029 remain**
  - ✓ Redeemed $11.5 million in Q3 2024
  - ✓ Floating rate of 3-month SOFR + 340.8 bps
  - ✓ Diminishing Tier 2 capital treatment
  - ✓ Use of proceeds includes redemption of remaining subordinated notes
  - ✓ Annual pre-tax interest expense savings of approx. $825k
- **Robust combination of on-balance sheet liquidity and contingent sources of liquidity**

Consolidated Capital Ratios



Tangible Common Equity / Tangible Assets ²
Tier 1 Leverage Ratio
CET1 Ratio
Tier 1 RBC Ratio
Total RBC Ratio
8.1%
8.6%
10.8%
11.2%
12.7%
8.4%
8.9%
11.1%
11.4%
12.9%
2024Y
2025Y

Borrowing Capacity

(Dollars in Millions)		Amount Used		
Source	**Capacity**	**($)**	**(%)**	**Available**
FHLB [1]	$1,308.4	$471.9	36%	$836.5
Fed Funds Lines of Credit	$128.5	--	--	$128.5
FRB Discount Window	$181.2	--	--	$181.2
Unsecured Line of Credit	$15.0	--	--	$15.0
Total	**$1,633.1**	**$471.9**	**29%**	**$1,161.2**

Debt Capital Components

(Dollars in Millions) **Type**	**Principal Amount**	**Current Coupon**	**Maturity Date**
Subordinated Notes Due 2029	$11.5	3m SOFR + 3.408%	Sep-29
Greenville First Statutory Trust I	$6.0	3m SOFR + 3.10%	Jun-33
Greenville First Statutory Trust II	$7.0	3m SOFR + 1.44%	Dec-35

All debt instruments are currently callable

Note: Information as of December 31, 2025, unless otherwise noted

1) Includes FHLB advances and letters of credit outstanding with the FHLB; letters of credit are an off-balance sheet item used to secure client deposits and were $231.9 million as of December 31, 2025
2) Non-GAAP financial metric; see appendix for non-GAAP reconciliation

28

Financial Highlights

Pro Forma Capital Ratios

Net proceeds from the offering will support execution of SFST's dynamic organic growth strategy while bringing capital ratios closer to peer median levels

Dollars in thousands	As of December 31, 2025		
Balance Sheet Data	**SFST As Reported**	**SFST Pro Forma [3]**	**Regional Peer Group Median [4]**
Total Assets	$4,403,494	$4,449,724	$4,480,500
Total Shareholders' Equity	$368,657	$426,387	$531,027
Capital Ratios			
Tangible Common Equity / Tangible Assets [1]	8.37%	9.58%	10.30%
Tier 1 Leverage Ratio	8.93%	10.15%	10.96%
Common Equity Tier 1 Ratio	11.06%	12.72%	13.95%
Tier 1 Risk-Based Capital Ratio	11.44%	13.10%	14.80%
Total Risk-Based Capital Ratio	12.89%	14.34%	16.72%
CRE / Total Risk-Based Capital [2]	236%	214%	219%
ADC / Total Risk-Based Capital [2]	45%	41%	54%

1) Non-GAAP financial metric; see appendix for Non-GAAP reconciliation
2) Southern First Bank level Call Report data
3) Pro forma metrics are presented for illustrative purposes only and assume a $61.5 million common equity offering, a 5.25% underwriting discount and approximately $500 thousand of offering expenses; the pro forma presentation assumes that 100% of net proceeds (after redemption of $11.5 million of subordinated notes) are downstreamed to Southern First Bank and deployed into assets assumed to carry a 20% risk weighting solely for modeling purposes; the pro forma information does not represent forecasts or projections of future financial performance or results of operations, and actual results may differ materially from those reflected herein
4) See appendix for full list of Regional Peers

29

Recent Developments

Preliminary Financial Summary: March 31, 2026 Quarter Update

Income Statement (for Q1 2026)

- **Net income expected to be approximately $9.9 million for the quarter ended March 31, 2026, as compared to $9.857 million for Q4 2025 and $5.266 million for Q1 2025 (approx. +88% Y/Y)**
- **Net interest income expected to be approximately $30.3 million (includes $543k in interest recoveries), an increase from $28.744 million for Q4 2025**
  - ✓ Net interest margin [1] for Q1 2026 expected to be approximately 2.88%, an increase from Q4 2025 of 2.72%
  - ✓ Cost of total deposits expected to decline by approximately 13 bps for Q1 2026 as compared to Q4 2025
- **Loan loss provision expected to be approximately $1.3 million, including an approximate $150 thousand provision for unfunded commitments**
- **Noninterest income expected to be approximately $3.5 million, as compared to $3.090 million in Q4 2025**
- **Noninterest expense expected to be approximately $20.0 million, as compared to $18.416 million in Q4 2025, driven primarily by seasonal expense increases mainly related to compensation and benefits**

Balance Sheet and Credit (as of Q1 2026)

- **Total loan balances [2] at Q1 2026:** Approximately $3.94 billion total loans expected, as compared to $3.845 billion at Q4 2025 (approx. +10% annualized)
- **Deposit balances at Q1 2026:** Approximately $3.87 billion total deposits and $3.37 billion retail deposits [3] expected, as compared to $3.717 billion total deposits and $3.164 billion retail deposits [3] at Q4 2025, respectively (approx. +17% annualized total deposits, and approx. +27% annualized retail deposits [3])
- **Non-performing assets and NCOs for Q1 2026:** NPAs / assets of approximately 0.26% expected, as compared to 0.32% as of Q4 2025 (approx. (15)% Q/Q for NPA balances), with Q1 2026 net-charge offs of 0.01% annualized

Capital and Performance Metrics

Performance	Q4 2025 Actual	Q1 2026 Est.
Net Interest Margin [1]	2.72%	2.9%
Return on Average Assets	0.90%	0.9%
Return on Average Equity	10.77%	10.7%
Efficiency Ratio [4]	56.93%	59.2%

Balance Sheet ($B)	Q4 2025 Actual	Q1 2026 Est.
Total Loans [2]	$3.845	$3.94
Total Deposits	$3.717	$3.87
Retail Deposits [3]	$3.164	$3.37

Consolidated Capital Ratios	Q4 2025 Actual	Q1 2026 Est.
Tangible Common Equity / Tangible Assets [4]	8.37%	8.3%
Tier 1 Leverage Ratio	8.93%	9.1%
Common Equity Tier 1 Ratio	11.06%	11.0%
Tier 1 Risk-Based Capital Ratio	11.44%	11.4%
Total Risk-Based Capital Ratio	12.89%	12.8%

Note: The Company has not finalized its financial statements as of and for the quarter ended March 31, 2026; the observations described herein are estimates only, and the Company's actual financial results may vary from such estimates

1) Shown on a tax-equivalent basis; the tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis
2) Excludes loans held for sale
3) Retail deposits defined as total deposits less wholesale deposits; wholesale deposits consist of brokered deposits expected to total $501.7 million as of March 31, 2026; wholesale deposits expected to decrease 9.3% compared to Q4 2025
4) Non-GAAP financial metric; see appendix for non-GAAP reconciliation

30

Profitability momentum, improving funding costs, efficient delivery model Summary 31 Scarcity in Attractive Southeast Metro Markets Coupled with Exciting Operating Momentum Experienced and deep founder - led management team Strong asset quality; robust risk management culture Demonstrated ability to produce meaningful organic growth Dynamic Southeast metro markets; clear scarcity value

Appendix

Investment Securities Portfolio Composition Investment Securities Portfolio Commentary □ Conservatively managed securities portfolio measuring 3.4% of total assets □ Focused on managing liquidity needs with earnings contribution a secondary consideration □ Weighted average life of available - for - sale portfolio of 6.3 years □ Embedded unrealized losses of $7.5 million recorded in AOCI ($9.4 million before tax) □ “Other investments” consist of $14.5 million of FHLB stock, $5.1 million of other investments, and $0.4 million of investments in Trust Preferred Securities □ The company had no interest rate swaps at 12/31/25 x Unwound $300 million pay - fixed swap in Q4 2025 Note: Information as of December 31, 2025, unless otherwise noted 1) Shown on a tax - equivalent basis; the tax - equivalent adjustment to net interest income adjusts the yield for assets earning tax - e xempt income to a comparable yield on a taxable basis 33 Appendix Investment Securities Portfolio 100% Securities Classified as Available - for - Sale 3.47% ¹ MRQ Average Yield on Securities Portfolio (Dollars in Thousands Amortized Estimated Unrealized Security Type Cost Fair Value Gain / (Loss) Corporate bonds $1,703 $1,600 ($103) US government agencies $13,225 $12,278 ($947) State and political subdivisions $19,934 $17,870 ($2,064) Asset-backed securities $16,505 $16,419 ($86) Mortgage-backed securities $85,798 $79,563 ($6,235) Other Investments $20,063 $20,063 -- Total $157,228 $147,793 ($9,435) Corporate bonds 1.1% US government agencies 8.3% State and political subdivisions 12.1% Asset - backed securities 11.1% Mortgage - backed securities 53.8% Other investments 13.6% Total Portfolio: $148 Million

Appendix

Regional Peer Group

Financial data as of or for the period ended December 31, 2025; Market data as of April 13, 2026

Selected Major Exchange Regional Banks and Thrifts with Total Assets $3 Billion - $8 Billion, MRQ NPAs / Assets < 1.25% and Tangible Common Equity / Tangible Assets < 12.0%

			Market Information				Balance Sheet & Credit			Capital							MRQ Prof.		
				Price /															
Ticker	Company	City, State	Market Cap. ($M)	TBV (%)	2026E EPS (x)	2027E EPS (x)	Total Assets ($M)	Loans / Dep. (%)	NPAs / Assets (%)	TCE / TA (%)	Tier 1 Lev. Ratio (%)	CET1 Ratio (%)	Total Tier 1 Ratio (%)	Total RBC Ratio (%)	Bank CRE / RBC (%)	Bank ADC / RBC (%)	ROAA (%)	ROA-TCE (%)	NIE / Avg. Assets (%)
BHRB	Burke & Herbert Finl Svcs Corp	Alexandria, VA	987	128	8.1	7.4	7,921	84.1	0.93	9.79	10.92	13.45	13.89	16.17	320	39	1.53	17.56	2.45
CHCO	City Holding Co.	Charleston, WV	1,812	278	14.0	13.4	6,722	85.0	0.21	9.93	10.96	16.94	16.94	17.40	232	8	1.88	19.49	2.36
CTBI	Community Trust Bancorp Inc.	Pikeville, KY	1,174	148	11.2	10.7	6,684	90.8	0.17	11.94	13.64	--	--	--	151	31	1.64	13.89	2.17
SMBK	SmartFinancial Inc.	Knoxville, TN	725	158	12.0	10.4	5,861	84.7	0.22	7.93	8.30	9.83	9.83	12.71	277	71	0.96	12.52	2.26
TCBX	Third Coast Bancshares Inc.	Humble, TX	686	130	10.3	9.4	5,341	95.0	0.35	8.38	9.65	8.65	9.97	12.48	313	125	1.37	15.19	2.43
SPFI	South Plains Finl Inc.	Lubbock, TX	846	152	11.5	10.5	4,481	81.2	0.20	10.61	12.53	14.45	15.70	17.26	216	68	1.37	13.20	2.91
CCBG	Capital City Bank Group Inc.	Tallahassee, FL	801	172	13.4	13.2	4,386	69.5	0.24	10.79	11.77	18.56	20.20	21.45	164	54	1.26	11.74	4.07
CBAN	Colony Bankcorp Inc.	Fitzgerald, GA	443	148	10.2	9.6	3,735	77.6	0.53	8.20	10.78	12.67	13.60	15.95	284	80	0.93	12.42	2.90
HBCP	Home Bancorp Inc.	Lafayette, LA	507	144	11.1	10.5	3,493	92.3	1.03	10.30	10.72	12.75	12.75	15.83	219	73	1.30	13.42	2.64
RRBI	Red River Bancshares Inc.	Alexandria, LA	617	170	13.2	12.6	3,351	75.9	0.10	10.86	12.21	17.02	17.02	18.03	162	52	1.39	12.76	2.22
FCBC	First Community Bankshares Inc	Bluefield, VA	822	229	14.8	14.5	3,260	86.2	0.43	11.13	11.44	16.10	16.10	17.35	216	20	1.54	14.30	3.16
		High	1,812	278	14.8	14.5	7,921	95.0	1.03	11.94	13.64	18.56	20.20	21.45	320	125	1.88	19.49	4.07
		Mean	**856**	**169**	**11.8**	**11.1**	**5,021**	**83.8**	**0.40**	**9.99**	**11.17**	**14.04**	**14.60**	**16.46**	**232**	**57**	**1.38**	**14.22**	**2.69**
		Median	**801**	**152**	**11.5**	**10.5**	**4,481**	**84.7**	**0.24**	**10.30**	**10.96**	**13.95**	**14.80**	**16.72**	**219**	**54**	**1.37**	**13.42**	**2.45**
		Low	443	128	8.1	7.4	3,260	69.5	0.10	7.93	8.30	8.65	9.83	12.48	151	8	0.93	11.74	2.17
SFST	**Southern First Bancshares Inc**	**Greenville, SC**	**482**	**130**	**10.8**	**9.1**	**4,403**	**103.5**	**0.32**	**8.37**	**8.93**	**11.06**	**11.44**	**12.89**	**236**	**45**	**0.90**	**10.77**	**1.68**

Note: Peer group excludes institutions with "non-traditional" business models and ethnically-focused institutions; Regional Peers defined as institutions headquartered in the Southeast or Southwest regions per S&P Capital IQ Pro and Kentucky; select regulatory capital ratios unavailable due to the adoption of CBLR

Source: S&P Capital IQ Pro

34

Appendix 35 Board of Directors James B. Orders III | Chairman • Has served on the Board of Directors since 1999 • From 1986 to 2014, Mr. Orders was the President of Park Place Corporation Andrew B. Cajka Jr. | Director • Has served on the Board of Directors since 1999 • Mr. Cajka is the Founder and President of Southern Hospitality Group, LLC Jennifer S. Cluverius | Director • Has served on the Board of Directors since 2025 • Ms. Cluverius currently serves as shareholder of the law firm Maynard Nexsen, PC, and serves on the firm’s Board of Directors and chairs its Labor & Employment Practice Group Mark A. Cothran | Director • Has served on the Board of Directors since 1999 • Mr. Cothran is the President and Owner of Cothran Properties, LLC Leighton M. Cubbage | Director • Has served on the Board of Directors since 1999 • Mr. Cubbage is the Co - Founder and Chairman of Allie Capital and Serrus Capital Partners Anne S. Ellefson | Director • Has served on the Board of Directors since 2001 • Ms. Ellefson is an attorney and in 2020 retired from her position as Vice President - Deputy General Counsel at Prisma Health David G. Ellison | Director • Has served on the Board of Directors since 2001 • Mr. Ellison is currently a Wealth Management Advisor with Northwestern Mutual, where he retired as Managing Director in 2010 Darrin Goss, Sr. | Director • Has served on the Board of Directors since 2025 • Mr. Goss currently serves as President and Chief Executive Officer of the Coastal Community Foundation in Charleston

Appendix 36 Board of Directors (cont.) Terry Grayson - Caprio | Director • Has served on the Board of Directors since 2021 • In 2020, Ms. Grayson - Caprio retired from KPMG after 35 years, where she was most recently the Managing Partner of the firm’s South Carolina practice Tecumseh Hooper Jr. | Director • Has served on the Board of Directors since 1999 • Mr. Hooper is a private investor and Chairman of the Board of FGP International Inc. Rudolph G. Johnstone III | Director • Has served on the Board of Directors since 1999 • Dr. Johnstone is a physician who has practiced with Allergy Partners of the Upstate since 1992 Ray A. Lattimore | Director • Has served on the Board of Directors since 2021 • Mr. Lattimore has served as Founder, President, and Chief Executive Officer of Marketplace Professional Staffing. Mr. Lattimore is also Founder of Marketplace Real Estate Holdings Anna T. Locke | Director • Has served on the Board of Directors since 2018 • Ms. Locke is the President and Owner of A.T. Locke, PC William A. Maner, IV | Director • Has served on the Board of Directors since 2021 • Mr. Maner served as a Founding Partner of Edge Capital from 2006 to 2018 William M. McClatchey | Director • Has served on the Board of Directors since 2025 • Mr. McClatchey is currently the Chief Executive Officer of Chaucer Creek Capital in Raleigh, NC R. Arthur Seaver Jr. | Director & CEO • Has served as CEO and on the Board of Directors since 1999 • Mr. Seaver has over 37 years of banking experience

Appendix 37 Historical Consolidated Balance Sheet For the Twelve Months Ended December 31,($000s) 2021 2022 2023 2024 2025 Assets Total cash and cash equivalents 167,209 170,874 156,170 162,863 269,583 Total investment securities 124,302 104,180 154,641 151,617 147,793 Mortgage loans held for sale 13,556 3,917 7,194 4,565 11,569 Loans, net 2,459,469 3,234,724 3,561,945 3,591,853 3,802,844 Bank owned life insurance 49,833 51,122 52,501 54,070 55,775 Property and equipment, net 92,370 99,183 94,301 88,794 83,465 Deferred income taxes, net 8,397 12,522 12,200 13,467 13,702 Other assets 10,412 15,459 16,837 20,364 18,763 Total Assets $2,925,548 $3,691,981 $4,055,789 $4,087,593 $4,403,494 Liabilities Deposits 2,563,826 3,133,864 3,379,564 3,435,765 3,716,803 FHLB Advances -- 175,000 275,000 240,000 240,000 Subordinated debentures 36,106 36,214 36,322 24,903 24,903 Other liabilities 47,715 52,391 52,436 56,481 53,131 Total Liabilities $2,647,647 $3,397,469 $3,743,322 $3,757,149 $4,034,837 Equity Common stock 79 80 81 82 82 Nonvested restricted stock (1,435) (3,306) (3,596) (3,884) (1,338) Additional paid-in capital 114,226 119,027 121,777 124,641 125,924 Accumulated other comprehensive loss (740) (13,410) (11,342) (11,472) (7,454) Retained earnings 165,771 192,121 205,547 221,077 251,443 Total Equity $277,901 $294,512 $312,467 $330,444 $368,657 Total Liabilities & Equity $2,925,548 $3,691,981 $4,055,789 $4,087,593 $4,403,494

Appendix 38 Historical Consolidated Income Statement For the Twelve Months Ended December 31,($000s) 2021 2022 2023 2024 2025 Interest income Loans $91,599 $114,233 $166,137 $186,863 $198,145 Investment securities 1,335 1,990 4,463 5,812 5,370 Federal funds sold and interest-bearing deposits with banks 233 1,439 6,998 8,537 7,966 Total interest income 93,167 117,662 177,598 201,212 211,481 Interest expense Deposits 3,909 18,102 91,373 108,774 95,624 Borrowings 1,526 1,939 8,571 11,216 10,906 Total interest expense 5,435 20,041 99,944 119,990 106,530 Net interest income 87,732 97,621 77,654 81,222 104,951 Provision (reversal) for credit losses (12,400) 6,155 1,260 125 2,950 Net interest income after provision for credit losses 100,132 91,466 76,394 81,097 102,001 Noninterest income Mortgage banking income 11,376 4,198 4,036 5,560 6,282 Service fees on deposit accounts 757 782 1,382 1,764 2,365 ATM and debit card income 2,092 2,225 2,245 2,337 2,377 Income from bank owned life insurance 1,231 1,289 1,379 1,569 1,705 Loss on sale of securities -- (394) -- -- (515) Other income 1,645 1,480 818 911 924 Total noninterest income 17,101 9,580 9,860 12,141 13,138 Noninterest expense Compensation and benefits 36,103 38,790 40,275 43,546 44,806 Occupancy 6,956 9,105 10,255 10,291 9,983 Outside service and data processing costs 5,468 6,112 7,078 7,741 8,528 Insurance 1,149 1,686 3,766 4,022 3,875 Professional fees 2,589 2,635 2,496 2,404 2,455 Marketing 905 1,216 1,357 1,412 1,529 Other real estate owned expenses (income) 385 -- -- -- -- Other 2,875 3,389 3,600 3,910 4,358 Total noninterest expense 56,430 62,933 68,827 73,326 75,534 Income before provision for income taxes 60,803 38,113 17,427 19,912 39,605 Income tax expense 14,092 8,998 4,001 4,382 9,239 Net income available to common shareholders $46,711 $29,115 $13,426 $15,530 $30,366

Appendix

Non-GAAP Reconciliation

Tangible Common Equity / Tangible Assets

($000s)	For the Twelve Months Ended December 31, 2021	2022	2023	2024	2025	For the 3-months Ended, Est. Mar. 31 2026 [1]
Total common equity	$277,901	$294,512	$312,467	$330,444	$368,657	$379,413
Goodwill	--	--	--	--	--	--
Other intangibles	--	--	--	--	--	--
Less: total intangible assets	--	--	--	--	--	--
Tangible common equity	$277,901	$294,512	$312,467	$330,444	$368,657	$379,413
Total assets	$2,925,548	$3,691,981	$4,055,789	$4,087,593	$4,403,494	$4,578,402
Goodwill	--	--	--	--	--	--
Other intangibles	--	--	--	--	--	--
Less: total intangible assets	--	--	--	--	--	--
Tangible assets	$2,925,548	$3,691,981	$4,055,789	$4,087,593	$4,403,494	$4,578,402
Tangible Common Equity / Tangible Assets	9.50%	7.98%	7.70%	8.08%	8.37%	8.29%

Efficiency Ratio

($000s)	For the Twelve Months Ended December 31, 2020	2021	2022	2023	2024	2025	For the 3-months Ended, Dec. 31 2025	Est. Mar. 31 2026 [1]
GAAP-based efficiency ratio	50.15%	53.83%	58.71%	78.65%	78.54%	63.96%	57.85%	59.22%
Net interest income	$79,810	$87,732	$97,621	$77,654	$81,222	$104,951	$28,744	$30,259
Noninterest income	27,353	17,101	9,580	9,860	12,141	13,138	3,090	3,540
Total revenue	107,163	104,833	107,201	87,514	93,363	118,089	31,834	33,799
Less: net gains on sale of securities	$3	--	($394)	--	--	($515)	($515)	$0
Adjusted total revenue	107,160	104,833	107,595	87,514	93,363	118,604	32,349	33,799
Total noninterest expense	$53,744	$56,430	$62,933	$68,827	$73,326	$75,534	$18,416	$20,015
Efficiency Ratio	50.15%	53.83%	58.49%	78.65%	78.54%	63.69%	56.93%	59.22%

1) Estimated March 31, 2026 amounts and related non-GAAP measures are based on management's current estimates and currently available preliminary information and remain subject to completion of the Company's financial closing procedures and other customary quarter-end review procedures, including the consideration of subsequent events; actual results and these non-GAAP measures may differ, and those differences may be material

39